Exhibit 99.1
PIONEER COMPANIES, INC.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS

	BALANCE AT	CHARGED TO					BALANCE
	BEGINNING	COSTS AND		ADDITIONS/		CURRENCY	AT END OF
DESCRIPTION	OF PERIOD	EXPENSE		DEDUCTIONS		TRANSLATION	PERIOD
Year Ended December 31, 2005:
Allowance for doubtful accounts	$2,563	$1,151		$—		$34	$3,748
Inventory reserve	7,654	(178	)(B)	—		92	7,568
Year Ended December 31, 2004:
Allowance for doubtful accounts	$2,947	$(424	)(B)	$(33)		$73	$2,563
Inventory reserve	6,881	545		—		228	7,654
Year Ended December 31, 2003:
Allowance for doubtful accounts	$1,337	$1,293		$314	(A)	$3	$2,947
Inventory reserve	6,348	197		—		336	6,881

(A)	Uncollectible accounts written off, net of recoveries.

(B)	Reserves were reduced based on revised estimates.